 Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A of Vanguard Natural Resources, LLC and Joint Proxy Statement of Vanguard Natural Resources, LLC and Eagle Rock Energy Partners, L.P. of our report dated March 4, 2015 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of LRR Energy, L.P, which appears in LRR Energy, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
July 8, 2015